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Exhibit 99.1

MERRIMACK PHARMACEUTICALS, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of independent registered public accounting firm

To the Board of Directors and Stockholders of Merrimack Pharmaceuticals, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, statements of convertible preferred stock, non-controlling interest and stockholders' deficit, and statements of cash flows present fairly, in all material respects, the financial position of Merrimack Pharmaceuticals, Inc. and its subsidiaries ("the Company") at December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

We previously concluded that there was substantial doubt about the Company's ability to continue as a going concern. As discussed under the heading "Going concern and capital resources" in Note 1 and Note 2, management has subsequently raised additional capital resources which we have concluded removes that substantial doubt.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 5, 2012, except as it relates to the disclosures under the heading "Going concern and capital resources" in Note 1 and Note 2, as to which the date is April 17, 2012

Merrimack Pharmaceuticals, Inc.

Consolidated balance sheets

	December 31,
(in thousands, except par value amounts)	2010	2011
Assets
Current assets:
Cash and cash equivalents	$30,713	$50,454
Accounts receivable	3,745	7,426
Deferred financing costs	—	1,946
Prepaid expenses and other current assets	1,830	5,763

Total current assets	36,288	65,589
Restricted cash	381	381
Property and equipment, net	7,458	6,206
Other assets	30	23
Intangible assets, net	2,805	2,485
In-process research and development	7,010	7,010
Goodwill	3,605	3,605

Total assets	$57,577	$85,299

Liabilities, Convertible Preferred Stock, Non-controlling Interest and Stockholders' Deficit
Current liabilities:
Accounts payable	$1,440	$4,656
Accrued expenses	7,256	12,855
Capital lease obligations	443	48
Deferred revenue	6,462	7,712
Deferred lease benefit	454	125
Deferred tax incentives	270	755
Accrued dividends	—	—

Total current liabilities	16,325	26,151
Capital lease obligations	48	—
Deferred revenues	67,320	78,033
Deferred lease benefits	102	23
Deferred tax incentives	810	1,267
Convertible preferred stock warrants	652	1,516

Total liabilities	$85,257	$106,990

Commitments and contingencies (Note 18)
Convertible preferred stock	191,257	268,225
Non-controlling interest	1,027	574
Stockholders' deficit:
Common stock, 125,000 and 138,500 authorized $0.01 par value shares at December 31, 2010 and 2011, respectively, 11,073 and 11,834 issued and outstanding at December 31, 2010 and 2011, respectively	111	118
Additional paid-in capital	51,541	60,231
Accumulated deficit	(271,616)	(350,839)

Total stockholders' deficit	$(219,964)	$(290,490)

Total liabilities, convertible preferred stock, non-controlling interest and stockholders' deficit	$57,577	$85,299

The accompanying notes are an integral part of these consolidated financial statements.

Merrimack Pharmaceuticals, Inc.

Consolidated statements of operations

	Years ended December 31,
(in thousands, except per share amounts)	2009	2010	2011
Research and development revenues	$2,148	$20,305	$34,215
Operating expenses
Research and development	37,658	58,278	100,630
General and administrative	12,178	11,381	14,454
Contingent consideration	—	(178)	—

Total operating expenses	49,836	69,481	115,084

Loss from operations	(47,688)	(49,176)	(80,869)
Other income and expenses
Interest income	81	74	56
Interest expense	(4,909)	(3,726)	(13)
Other, net	41	2,669	1,150

Net loss before income taxes and non-controlling interest	(52,475)	(50,159)	(79,676)
Benefit from income taxes	3,402	—	—

Net loss	(49,073)	(50,159)	(79,676)
Less net loss attributable to non-controlling interest	—	(55)	(453)

Net loss attributable to Merrimack Pharmaceuticals, Inc.	$(49,073)	$(50,104)	$(79,223)

Net loss per share available to common stockholders—basic and diluted	$(7.28)	$(5.57)	$(7.67)
Weighted-average common shares used in computing net loss per share available to common stockholders—basic and diluted	7,387	10,994	11,343

The accompanying notes are an integral part of these consolidated financial statements.

Merrimack Pharmaceuticals, Inc.

Consolidated statements of convertible preferred stock, non-controlling interest and stockholders' deficit

	Series B-G convertible preferred stock
				Common stock
			Non- controlling interest			Additional paid-in capital	Accumulated deficit	Total stockholders' deficit
(in thousands)	Shares	Amount		Shares	Amount
Balance at December 31, 2008	42,028	$132,739	$—	6,223	$7,889	$10,082	$(172,439)	$(154,468)
Exercise of employee stock options	—	—	—	262	183	—	—	183
Stock-based compensation	—	—	—	—	—	3,304	—	3,304
Return of Series C stock as a result of license agreement	(662)	(1,469)	—	—	—	—	—	—
Issuance of Series C stock as a result of warrant exercise	2	3	—	—	—	—	—	—
Issuance of common stock in connection with acquisition	—	—	—	4,383	9,292	—	—	9,292
Net loss	—	—	—	—	—	—	(49,073)	(49,073)

Balance at December 31, 2009	41,368	$131,273	$—	10,868	$17,364	$13,386	$(221,512)	$(190,762)
Exercise of employee stock options	—	—	—	205	294	—	—	294
Stock-based compensation	—	—	—	—	—	4,551	—	4,551
Issuance of Series F stock	11,776	59,973	—	—	—	—	—	—
Issuance of Series C stock as a result of warrant exercises	4	11	—	—	—	—	—	—
Series F amount interest	—	—	—	—	—	12,974	—	12,974
Change in par value	—	—	—	—	(17,547)	17,547	—	—
Ownership change in non-controlling interest	—	—	1,082	—	—	3,083	—	3,083
Loss attributable to non-controlling interest	—	—	(55)	—	—	—	55	55
Net loss	—	—	—	—	—	—	(50,159)	(50,159)

Balance at December 31, 2010	53,148	$191,257	$1,027	11,073	$111	$51,541	$(271,616)	$(219,964)

Exercise of employee stock options	—	—	—	467	4	1,025	—	1,029
Exercise of common stock warrants	—	—	—	294	3	713	—	716
Stock-based compensation	—	—	—	—	—	6,952	—	6,952
Issuance of Series G stock	11,000	76,949	—	—	—	—	—	—
Issuance of Series C stock as a result of warrant exercises	3	19	—	—	—	—	—	—
Loss attributable to non-controlling interest	—	—	(453)	—	—	—	453	453
Net loss	—	—	—	—	—	—	(79,676)	(79,676)

Balance at December 31, 2011	64,151	$268,225	$574	11,834	$118	$60,231	$(350,839)	$(290,490)

The accompanying notes are an integral part of these consolidated financial statements.

Merrimack Pharmaceuticals, Inc.

Consolidated statements of cash flows

	Years ended December 31,
(in thousands)	2009	2010	2011
Cash flows from operating activities
Net loss	$(49,073)	$(50,159)	$(79,676)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Noncash benefit on release of tax valuation allowance	(3,402)	—	—
Noncash interest expense	4,805	3,673	—
Loss (gain) on mark-to-market on preferred stock warrants and contingent consideration	10	(104)	864
Loss (gain) on disposal of property and equipment	32	(26)	—
Amortization of deferred lease benefits and tax incentives	(317)	(751)	(730)
Depreciation and amortization	2,755	4,379	5,326
Stock-based compensation	3,304	4,551	6,952
Changes in operating assets and liabilities, net of effect of acquisition
Accounts receivable	(1,770)	(1,975)	(3,681)
Prepaid expenses and other current assets	(94)	(571)	(3,933)
Accounts payable	(220)	(830)	3,216
Accrued expenses	2,768	1,024	5,599
Deferred revenues	59,469	12,845	11,963
Deferred lease benefits	786	217	52
Deferred tax incentive	—	1,350	1,212
Other assets and liabilities, net	2	8	19

Net cash provided by (used in) operating activities	19,055	(26,369)	(52,817)

Cash flows from investing activities
Purchase of property and equipment	(5,038)	(5,025)	(3,754)
Proceeds from sale of property and equipment	—	26	—
Cash acquired in acquisition	92	—	—
Release of restricted cash	95	95	—
Other investing activities, net	—	4	7

Net cash used in investing activities	(4,851)	(4,900)	(3,747)

Cash flows from financing activities
Proceeds from issuance of Series G, net of offering costs	—	—	76,949
Proceeds from issuance of common stock	183	294	1,745
Proceeds from issuance of convertible preferred stock of Silver Creek Pharmaceuticals, Inc.	—	4,165	—
Deferred financing costs	—	—	(1,946)
Principal payment on capital lease obligations	(974)	(864)	(443)

Net cash (used in) provided by financing activities	(791)	3,595	76,305

Net increase (decrease) in cash and cash equivalents	13,413	(27,674)	19,741
Cash and cash equivalents, beginning of period	44,974	58,387	30,713

Cash and cash equivalents, end of period	$58,387	$30,713	$50,454

Noncash financing and investing activities
Accrued interest on Series F amount relieved to additional paid-in capital (Note 13)	$—	$12,974	$—
Issuance of shares from Series F amount (Note 13)	—	59,973	—
Series C convertible preferred stock received for technology license	1,469	—	—
Fair value of assets acquired in acquisition	10,252	—	—
Fair value of liabilities assumed in acquisition	4,479	—	—
Fair value of equity issued in acquisition	9,292	—	—
Supplemental disclosure of cash flows
Cash paid for interest	$109	$55	$13

The accompanying notes are an integral part of these consolidated financial statements.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements

December 31, 2009, 2010 and 2011

1. Nature of the business

        Merrimack Pharmaceuticals, Inc. (the "Company") is a biopharmaceutical company discovering, developing and preparing to commercialize innovative medicines consisting of novel therapeutics paired with companion diagnostics. The Company has five targeted therapeutic oncology candidates in clinical development (MM-398, MM-121, MM-111, MM-302 and MM-151), multiple product candidates in preclinical development and a discovery effort advancing additional candidate medicines. The Company uses its interdisciplinary Network Biology approach in drug discovery and development. The Company was incorporated in the Commonwealth of Massachusetts in 1993 and reincorporated in the State of Delaware in October 2010.

        The Company is subject to risks and uncertainties common to companies in the biopharmaceutical industry, including, but not limited to, ability to secure additional capital to fund operations, development by competitors of new technological innovations, dependence on collaborative arrangements, protection of proprietary technology, compliance with government regulations and dependence on key personnel. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel infrastructure and extensive compliance reporting capabilities.

Going concern and capital resources

        The accompanying consolidated financial statements have been prepared on a basis which assumes that the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the normal course of business. However, the Company has incurred significant losses and does not have commercial operations underway. As of December 31, 2011, the Company had cash and cash equivalents of $50,454,000. Capital resources available as of March 5, 2012 were not sufficient to fund the Company's planned operations for a twelve month period from December 31, 2011, and therefore, raised substantial doubt about the Company's ability to continue as a going concern. As described in Note 2, in April 2012, the Company closed an initial public offering where it sold 15,042,459 common shares at a price of $7.00 per share, which generated net proceeds before expenses of approximately $100.5 million. As a result, there is no longer substantial doubt regarding the Company's ability to continue as a going concern through December 31, 2012.

        The Company may seek additional funding through public or private financings, or through existing or new collaboration arrangements. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into additional collaborative arrangements. The terms of any financing may adversely affect the holdings or the rights of the Company's stockholders. Arrangements with collaborators or others may require the Company to relinquish rights to certain of its technologies or product candidates. If the Company is unable to obtain funding, the Company could be forced to delay, reduce or eliminate its research and development programs or commercialization efforts, which could adversely affect its business prospects.

2. Initial public offering

        In April 2012, the Company closed an initial public offering of its common stock pursuant to a registration statement on Form S-1, as amended, where an aggregate of 15,042,459 common shares

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

2. Initial public offering (Continued)

were sold at a price of $7.00 per share, inclusive of an over-allotment option. Net proceeds before expenses were approximately $100.5 million. As a result, there is no longer substantial doubt regarding the Company's ability to continue as a going concern through December 31, 2012. The Company expects its existing cash and cash equivalents on hand as of December 31, 2011, together with the net proceeds of the initial public offering, to be sufficient to fund operations into the second half of 2013.

        Upon closing the initial public offering, all outstanding shares of the Company's preferred stock were converted into 66,255,529 shares of common stock, all outstanding warrants to purchase shares of preferred stock were converted into warrants to purchase shares of common stock and approximately $4.3 million of cash dividends became payable to the holders of Series B preferred stock.

3. Summary of significant accounting policies

        Significant accounting policies followed by the Company in the preparation of its consolidated financial statements are as follows:

Principles of consolidation

        These consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary Hermes Biosciences, Inc. ("Hermes"), which was merged with and into the Company during 2011, its wholly-owned subsidiary Merrimack Pharmaceuticals (Bermuda) Ltd., which was incorporated during 2011, and its 74% majority-owned subsidiary Silver Creek Pharmaceuticals, Inc. ("Silver Creek"). All intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

        The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP") in the United States of America. GAAP requires the Company's management to make estimates and judgments that may affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. The Company bases estimates and judgments on historical experience and on various other factors that it believes to be reasonable under the circumstances. The significant estimates in these consolidated financial statements include revenue recognition, useful lives with respect to long-lived assets and intangibles, valuation of stock options, convertible preferred stock warrants, contingent consideration, accrued expenses, intangible assets, goodwill, in-process research and development and tax valuation reserves. The Company's actual results may differ from these estimates under different assumptions or conditions. The Company evaluates its estimates on an ongoing basis. Changes in estimates are reflected in reported results in the period in which they become known by the Company's management.

Segment and geographic information

        Operating segments are defined as components of an enterprise engaging in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment and the Company operates in only one geographic segment.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

3. Summary of significant accounting policies (Continued)

Cash, cash equivalents and restricted cash

        Cash and cash equivalents are short-term, highly liquid investments with an original maturity of three months or less at the date of purchase. Investments qualifying as cash equivalents primarily consist of money market funds.

        Cash accounts with any type of restriction are classified as restricted cash. If restrictions are expected to be lifted in the next twelve months, the restricted cash account is classified as current. As of both December 31, 2010 and 2011, the Company recorded restricted cash of $381,000.

Concentration of credit risk

        Financial instruments that subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents in accredited financial institutions and therefore the Company's management believes these funds are subject to minimal credit risk. The Company has no significant off-balance sheet concentrations of credit risk such as foreign currency exchange contracts, option contracts or other hedging arrangements. For the years ended December 31, 2010 and 2011, Sanofi represented 98% and greater than 99% of research and development revenues, respectively. As of December 31, 2010 and 2011, Sanofi represented 98% and greater than 99% of accounts receivable, respectively.

Property and equipment

        Property and equipment are recorded at cost and depreciated when placed into service using the straight-line method, based on their estimated useful lives as follows:

Asset classification	Estimated useful life (in years)
Lab equipment	3
IT equipment	3 - 7
Leaseholds improvements	Lesser of useful life or lease term
Furniture and fixtures	3

        Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized. Repairs and maintenance costs are expensed as incurred.

        The Company reviews its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flow to the recorded value of the asset. If an impairment is indicated, the asset will be written down to its estimated fair value on a discounted cash flow basis.

Non-controlling interest

        Non-controlling interest represents the non-controlling stockholders' proportionate share of preferred stock and net loss of the Company's majority-owned consolidated subsidiary Silver Creek. On August 20, 2010, the Company acquired a controlling interest in Silver Creek (Note 7). The non-controlling stockholders' proportionate share of the preferred stock in Silver Creek of $1,027,000

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

3. Summary of significant accounting policies (Continued)

and $574,000 was reflected as non-controlling interest in the Company's consolidated balance sheets as of December 31, 2010 and 2011, respectively, as a component of mezzanine equity.

Revenue recognition

        The Company enters into biopharmaceutical product development agreements with collaborative partners for the research and development of therapeutic and diagnostic products. The terms of the agreements may include nonrefundable signing and licensing fees, funding for research, development and manufacturing, milestone payments and royalties on any product sales derived from collaborations. These multiple element arrangements are analyzed to determine whether the deliverables can be separated or whether they must be accounted for as a single unit of accounting.

        In January 2011, the Company adopted new authoritative guidance on revenue recognition for multiple element arrangements. This guidance, which applies to multiple element arrangements entered into or materially modified on or after January 1, 2011, amends the criteria for separating and allocating consideration in a multiple element arrangement by modifying the fair value requirements for revenue recognition and eliminating the use of the residual method. The fair value of deliverables under the arrangement may be derived using a best estimate of selling price if vendor specific objective evidence and third-party evidence are not available. Deliverables under the arrangement will be separate units of accounting provided that a delivered item has value to the customer on a stand-alone basis and if the arrangement does not include a general right of return relative to the delivered item and delivery or performance of the undelivered item is considered probable and substantially in the control of the vendor. The Company also adopted guidance that permits the recognition of revenue contingent upon the achievement of a milestone in its entirety, in the period in which the milestone is achieved, only if the milestone meets certain criteria and is considered to be substantive. The Company did not enter into any significant multiple element arrangements or materially modify any of its existing multiple element arrangements during the year ended December 31, 2011. The Company's existing license and collaboration agreements continue to be accounted for under previously issued revenue recognition guidance for multiple element arrangements and milestone revenue recognition, as described below.

        The Company recognized upfront license payments as revenue upon delivery of the license only if the license had stand-alone value and the fair value of the undelivered performance obligations could be determined. If the fair value of the undelivered performance obligations could be determined, such obligations were accounted for separately as the obligations were fulfilled. If the license was considered to either not have stand-alone value or have stand-alone value but the fair value of any of the undelivered performance obligations could not be determined, the arrangement was accounted for as a single unit of accounting and the license payments and payments for performance obligations were recognized as revenue over the estimated period of when the performance obligations would be performed.

        Whenever the Company determined that an arrangement should be accounted for as a single unit of accounting, it determined the period over which the performance obligations would be performed and revenue would be recognized. If the Company could not reasonably estimate the timing and the level of effort to complete its performance obligations under the arrangement, then revenue under the

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

3. Summary of significant accounting policies (Continued)

arrangement was recognized on a straight-line basis over the period the Company expected to complete its performance obligations, which is reassessed at each subsequent reporting period.

        The Company's collaboration agreements may include additional payments upon the achievement of performance-based milestones. As milestones are achieved, a portion of the milestone payment, equal to the percentage of the total time that the Company has performed the performance obligations to date over the total estimated time to complete the performance obligations, multiplied by the amount of the milestone payment, will be recognized as revenue upon achievement of such milestone. The remaining portion of the milestone will be recognized over the remaining performance period. Milestones that are tied to regulatory approval are not considered probable of being achieved until such approval is received. Milestones tied to counter-party performance are not included in the Company's revenue model until the performance conditions are met.

        Royalty revenue will be recognized upon the sale of the related products provided the Company has no remaining performance obligations under the arrangement.

Research and development expenses

        Research and development expenses are charged to expense as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including personnel-related costs, stock-based compensation, facilities, research-related overhead, clinical trial costs, contracted services, manufacturing, license fees and other external costs. The Company accounts for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been received rather than when the payment is made.

Stock-based compensation

        The Company expenses the fair value of employee stock options over the vesting period. Compensation expense is measured using the fair value of the award at the grant date, net of estimated forfeitures, and is adjusted annually to reflect actual forfeitures. The fair value of each stock-based award is estimated using the Black-Scholes option valuation model and is expensed straight-line over the vesting period.

        The Company records stock options issued to nonemployees at fair value, periodically remeasures to reflect the current fair value at each reporting period, and recognizes expense over the related service period. When applicable, these equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

Convertible preferred stock

        Preferred stock is initially recorded at the proceeds received, net of issuance costs and warrants, where applicable.

Accumulated other comprehensive income (loss)

        GAAP establishes standards for reporting and displaying a full set of general purpose financial statements to be expanded to include the reporting of comprehensive income, which includes net income and other comprehensive income. For all periods presented the comprehensive loss was equal to the net loss.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

3. Summary of significant accounting policies (Continued)

Convertible preferred stock warrants

        The Company accounts for freestanding warrants as liabilities at their fair value. The Company measures the fair value of the preferred stock warrants at the end of each reporting period and records the change in fair value to other income (expense). For the years ended December 31, 2009, 2010 and 2011, the Company recorded other income (expense) related to this remeasurement of $(10,000), $(74,000), and $(864,000), respectively.

Other income (expense)

        The Company records gains and losses on the change in value and time to expiration of preferred stock warrants, the recognition of federal and state sponsored tax incentives and other one-time income or expense-related items in other income (expense) on the Company's consolidated statement of operations. Other income for the year ended December 31, 2011 included a cash settlement of $1.8 million from a former service provider.

Deferred financing costs

        The Company capitalizes certain legal, accounting and other fees that are directly associated with in-process equity financings as current assets until such financings occur. After occurrance, these costs are recorded in equity or mezzanine equity net of proceeds received. As of December 31, 2011, the Company recorded deferred financing costs of $1,946,000 in current assets on the accompanying consolidated balance sheet in contemplation of a 2012 equity financing.

Income taxes

        The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which these temporary differences are expected to be recovered or settled. Valuation allowances are provided if based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

        The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions and other issues. Reserves are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filing is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as components of income tax expense. To date, the Company has not taken any uncertain tax positions or recorded any reserves, interest or penalties.

Goodwill and intangible assets

        Goodwill and indefinite-lived intangible assets, including in-process research and development, are evaluated for impairment on an annual basis or more frequently if an indicator of impairment is present. No impairment of goodwill or indefinite-lived intangible assets resulted from the Company's

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

3. Summary of significant accounting policies (Continued)

most recent evaluation which occurred in the third quarter of 2011. The Company's next annual impairment evaluation will be made in the third quarter of 2012 unless indicators arise that would require the Company to evaluate at an earlier date. The Company commences amortization of indefinite-lived intangible assets once the assets have reached technological feasibility or are determined to have an alternative future use and amortizes the assets over their estimated future life.

        Definite-lived intangible assets, such as core technology, are evaluated for impairment whenever events or circumstances indicate that the carrying value may not be fully recoverable. Definite-lived intangible assets are separate from goodwill and indefinite-lived intangible assets and are deemed to have a definite life. The Company amortizes these assets over their estimated useful life.

Reclassification

        Certain prior year amounts have been reclassified to conform with the current year presentation.

Recent accounting pronouncements

        In September 2011, the FASB amended the authoritative guidance regarding the testing for goodwill impairment. Under the amendments, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is not more likely than not that the fair value reporting of a reporting unit is less than the carrying amount, then performing the two-step impairment test is unnecessary. The changes are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011, however, early adoption is permitted. The Company adopted this authoritative guidance on January 1, 2012 with no impact.

4. Net loss per common share

        Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, convertible preferred stock, stock options and warrants are considered to be common stock equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

4. Net loss per common share (Continued)

        The following table presents the computation of basic and diluted net loss per share available to common stockholders:

	Years ended December 31,
(in thousands, except per share amount)	2009	2010	2011
Net Loss Per Share:
Numerator:
Net loss attributable to Merrimack Pharmaceuticals, Inc.	$(49,073)	$(50,104)	$(79,223)
Plus: Unaccreted dividends on convertible preferred stock	(4,684)	(11,185)	(7,789)

Net loss available to common stockholders—basic and diluted	(53,757)	(61,289)	(87,012)
Denominator:
Weighted-average common shares—basic and diluted	7,387	10,994	11,343

Net loss per share available to common stockholders—basic and diluted	$(7.28)	$(5.57)	$(7.67)

        The following common stock equivalents of potentially dilutive securities have been excluded from the computation of diluted weighted average shares outstanding as of December 31, 2009, 2010 and 2011 as the Company recorded a net loss in all periods and, therefore, they would be anti-dilutive:

	Years ended December 31,
(in thousands)	2009	2010	2011
Convertible preferred stock	43,473	55,253	66,256
Options to purchase common stock	14,660	16,214	17,617
Preferred stock warrants	317	306	302
Common stock warrants	2,937	2,937	2,640

5. License and collaboration agreements

Sanofi

        On September 30, 2009, the Company entered into a license and collaboration agreement with Sanofi for the development and commercialization of a drug candidate being developed by the Company under the name MM-121. The agreement became effective on November 10, 2009 and Sanofi paid the Company a nonrefundable, noncreditable upfront license fee of $60.0 million. During the third quarter of 2010, the Company received a milestone payment of $10.0 million associated with the dosing of the first patient in a Phase 2 clinical trial in breast cancer. During the fourth quarter of 2011, the Company received a milestone payment of $10.0 million associated with the dosing of the first patient in a Phase 2 clinical trial in non-small cell lung cancer. The Company is eligible to receive additional future development, regulatory and sales milestone payments as well as future royalty payments depending on the success of MM-121.

        Under the agreement, Sanofi is responsible for all MM-121 development and manufacturing costs. The Company retained the right to participate in the development of MM-121 through Phase 2 proof of concept trials. The Company also has the option to co-promote MM-121 in the United States. Sanofi reimburses the Company for direct costs incurred in development and compensates the Company for

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

5. License and collaboration agreements (Continued)

its internal development efforts based on a full time equivalent ("FTE") rate. Also as part of the agreement, the Company was required to manufacture certain quantities of MM-121 and, at Sanofi's and the Company's option, may continue to manufacture additional quantities of MM-121 in the future. Sanofi reimburses the Company for direct costs incurred in manufacturing and compensates the Company for its internal manufacturing efforts based on a FTE rate. The Company satisfied its manufacturing obligations during 2010 and has elected to continue to manufacture quantities of MM-121.

        The Company applied revenue recognition guidance to determine whether the performance obligations under this collaboration including the license, the right to future technology, back-up compounds, participation on steering committees, development services and manufacturing services could be accounted for separately or as a single unit of accounting. The Company determined that its development services performance obligation is considered a separate unit of accounting as it is set at the Company's option, has stand-alone value and the FTE rate is considered fair value. Therefore, the Company recognizes cost reimbursements for MM-121 development services as incurred. The Company determined that the license, the right to future technology, back-up compounds, participation on steering committees and manufacturing services performance obligations represented a single unit of accounting. As the Company cannot reasonably estimate its level of effort over the collaboration, the Company recognizes revenue from the upfront payment, milestone payment and manufacturing services payments using the contingency-adjusted performance model over the expected development period, which is currently estimated to be 12 years from the effective date of the agreement. Under this model, when a milestone is earned or manufacturing services are rendered and product is delivered, revenue is immediately recognized on a pro-rata basis in the period the milestone was achieved or product was delivered based on the time elapsed from the effective date of the agreement. Thereafter, the remaining portion is recognized on a straight-line basis over the remaining development period. During the years ended December 31, 2009, 2010 and 2011, the Company recognized revenue based on the following components of the Sanofi agreement:

	Years ended December 31,
(in thousands)	2009	2010	2011
Upfront payment	$694	$5,000	$5,000
Milestone payment	—	949	2,616
Development services	1,410	13,279	25,053
Manufacturing services and other	—	630	1,456

Total	$2,104	$19,858	$34,125

        As of December 31, 2009, 2010 and 2011, the Company had deferred revenue of $59,505,000, $72,426,000 and $84,466,000, respectively, related to the collaboration. As of December 31, 2009, 2010 and 2011, the Company had accounts receivable of $1,610,000, $3,683,000 and $7,403,000, respectively, under the collaboration of which $783,000, $2,796,000 and $2,925,000 were unbilled as of December 31, 2009, 2010 and 2011, respectively.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

5. License and collaboration agreements (Continued)

GTC Biotherapeutics, Inc.

        In July 2009, the Company entered into a license agreement with GTC Biotherapeutics, Inc. ("GTC") for the development of MM-093 by GTC. As consideration, GTC returned 662,000 shares of the Company's Series C convertible preferred stock to the Company. The Company determined the fair value of the consideration transferred to be $1,469,000. The Company applied revenue recognition guidance to determine that the performance obligations under this agreement, including the license, the right to future technology, and manufacturing support should be accounted for as a single unit of accounting. The consideration received is being recognized on a straight-line basis over the expected performance period, which is currently estimated to be 19 years from the effective date of the agreement. During the years ended December 31, 2009, 2010 and 2011 the Company recognized revenue of $37,000, $76,000 and $76,000, respectively. As of December 31, 2009, 2010 and 2011, the Company had $1,432,000, $1,356,000 and $1,279,000 of deferred revenue, respectively, and accounts receivable related to the reimbursement of intellectual property costs of $153,000, $42,000 and $13,000, respectively.

PharmaEngine, Inc.

        On May 5, 2011, the Company entered into an assignment, sublicense and collaboration agreement with PharmaEngine, Inc. ("PharmaEngine") under which the Company reacquired rights in Europe and certain countries in Asia to a drug being developed under the name MM-398. In exchange, the Company agreed to pay PharmaEngine a nonrefundable, noncreditable upfront payment of $10.0 million and will be required to make up to an aggregate of $80.0 million in development and regulatory milestone payments and $130.0 million in sales milestone payments upon the achievement of specified development, regulatory and annual net sales milestones. PharmaEngine is also entitled to tiered royalties on net sales of MM-398 in Europe and certain countries in Asia. The Company is responsible for all future development costs of MM-398 except those required specifically for regulatory approval in Taiwan. The Company determined that PharmaEngine is a variable interest entity based on an analysis of PharmaEngine's capitalization. However, the Company determined that the Company cannot control the activities of PharmaEngine, and therefore, the Company is not the primary beneficiary and should not consolidate the financial results of PharmaEngine.

        During the year ended December 31, 2011, the Company recognized research and development expenses of $11.2 million related to the agreement with PharmaEngine, which consisted of a $10.0 million upfront payment and $1.2 million of research and development expense reimbursement. As of December 31, 2011, the Company had amounts payable of $280,000 related to the agreement with PharmaEngine.

6. Fair value of financial instruments

        The carrying amounts of cash and cash equivalents, restricted cash, prepaid expenses, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short-term nature of these instruments. The capital lease obligations, convertible preferred stock warrants and contingent consideration are also carried at fair value.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

6. Fair value of financial instruments (Continued)

        Fair value is an exit price, representing the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. Fair value is determined based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect certain market assumptions. As a basis for considering such assumptions, GAAP establishes a three-tier value hierarchy, which prioritizes the inputs used to develop the assumptions and for measuring fair value as follows: (Level 1) observable inputs such as quoted prices in active markets for identical assets; (Level 2) inputs other than the quoted prices in active markets that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which requires the Company to develop its own assumptions. This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

        The following tables show assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 and 2011 and the input categories associated with those assets and liabilities:

As of December 31, 2010 (in thousands)	Level 1	Level 2	Level 3
Assets
Cash equivalents	$15,500	$—	$—
Liabilities
Convertible preferred stock warrants	—	—	652

As of December 31, 2011 (in thousands)	Level 1	Level 2	Level 3
Assets
Cash equivalents	$35,076	$—	$—
Liabilities
Convertible preferred stock warrants	—	—	1,516

        The Company's cash and cash equivalents are invested in a U.S. treasury and federal agency-backed money market fund that approximates its face value. The fair value of the convertible preferred stock warrants was determined using the Black-Scholes option valuation model. The fair value of contingent consideration was determined by performing a probability weighted analysis of the likelihood of occurrence of potential future financing events.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

6. Fair value of financial instruments (Continued)

        The following table provides a roll-forward of the fair value of the convertible preferred stock warrants and contingent consideration, categorized as Level 3 instruments, for the years ended December 31, 2009, 2010 and 2011:

(in thousands)	Contingent consideration	Convertible preferred stock warrants
Balance, December 31, 2009	178	578
Realized gain	(178)	—
Unrealized loss included in other expense	—	74

Balance, December 31, 2010	—	652
Unrealized loss included in other expense	—	864

Balance, December 31, 2011	$—	$1,516

7. Consolidated subsidiaries

Hermes BioSciences, Inc.

        On October 6, 2009, (the "Acquisition Date"), the Company completed the acquisition of all outstanding shares of Hermes BioSciences, Inc. ("Hermes"), a privately-held biotechnology company developing lipidic nano-carriers to allow for targeted delivery of small molecule drugs, including chemotherapies, with the goal of improving cancer treatment safety and efficacy.

        As consideration for the acquisition, the Company issued 4,383,000 shares of common stock with an estimated fair value of $9,292,000 based on an internal valuation prepared by the Company. The acquisition also included a contingent consideration arrangement that required additional shares to be issued by the Company to Hermes' former stockholders based on the occurrence and timing of certain potential future financing events. The range of additional shares that the Company could have been required to issue on the Acquisition Date as contingent consideration was between 0 and 1,100,000 and issuance could have occurred up to 24 months after the Acquisition Date. The estimated fair value of the contingent consideration recognized on the acquisition date of $178,000 was determined by performing a probability weighted analysis of the likelihood of occurrence of potential future financing events. That estimate was based on significant inputs not observable in the market, which FASB Accounting Standards Codification ("ASC") No. 820, Fair Value Measurements and Disclosures ("ASC 820"), refers to as Level 3 inputs. Key assumptions included management's estimates of the probabilities of such potential future financing events occurring.

        As of December 31, 2010, 400,000 additional shares could have been issued as contingent consideration. However, the Company determined a zero probability that the contingent consideration would ultimately be paid and recognized a gain of $178,000 for the year ended December 31, 2010. On July 8, 2011, the Company satisfied the contingent consideration triggering event, which reduced the shares that could be issued from 400,000 to zero.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

7. Consolidated subsidiaries (Continued)

        The following table summarizes the consideration transferred to Hermes and the amounts of identified assets acquired and liabilities assumed on the Acquisition Date:

        Fair value of consideration transferred:

(in thousands)
Common shares of Merrimack Pharmaceuticals, Inc.	$9,292
Contingent consideration	178

$9,470

        Recognized amounts of identifiable assets acquired and liabilities assumed:

(in thousands)
Cash acquired from Hermes	$92
Prepaid expenses	9
Other long-term assets	33
In-process research and development ("IPR&D")	7,010
Intangible assets	3,200
Accounts payable	(1,042)
Accrued expenses	(35)
Deferred tax liabilities, net of deferred tax assets	(3,402)

Total identifiable net assets	5,865
Goodwill	3,605

Total net assets	$9,470

        The value assigned to IPR&D of $7,010,000 related to several development programs: an antibody-targeted nanotherapeutic which contains a chemotherapy drug, a nanotherapeutic which contains a chemotherapy drug and other programs in the amounts of $2,800,000, $3,400,000 and $810,000, respectively. The value assigned to intangible assets of $3,200,000 related to core nano-carrier technology acquired from Hermes. These values were estimated by applying an income approach which includes significant inputs not observable in the market, which ASC 820 refers to as Level 3 inputs. These values were determined by estimating the costs to develop the acquired IPR&D into commercially viable products, estimating the net cash flows from such projects and discounting the net cash flows back to their present values. The probability of success factors and discount rates used for each project considered the uncertainty surrounding the successful development of the acquired IPR&D. Key assumptions included estimated forecasted future product revenues based on actual sales from similar marketed products, estimated expenses necessary to bring these products to market and margins based on historical company and industry data, application of a company specific discount rate in the range of 25% to 30%, program specific probability of success factors based on management's estimate of the likelihood of occurrence of future events and the estimated timing of product approvals, which were assumed no earlier than 2016, based on company and industry data for similar products in similar markets. The goodwill recognized is not tax deductible.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

7. Consolidated subsidiaries (Continued)

        The following unaudited pro forma summary presents consolidated information of the Company after applying the Company's accounting policies as if the business combination had occurred on January 1, 2009:

(in thousands)	Pro forma year ended December 31, 2009
Research and development revenues	$3,100
Net loss	$49,257

        In 2009, the Company incurred $309,000 of third party acquisition-related costs. These expenses are included in general and administrative expense in the Company's consolidated statement of operations for the year ended December 31, 2009.

        As of December 31, 2010 and 2011, none of the IPR&D projects have reached technological feasibility nor do they have any alternative future use; therefore, the Company has not commenced amortization of those assets. The core technology asset is being amortized on a straight-line basis over a period of ten years which is management's best estimate of the useful life of this technology.

Silver Creek Pharmaceuticals, Inc.

        Silver Creek was incorporated on June 22, 2010 and commenced operations on August 20, 2010. On August 20, 2010, the Company purchased 12,000,000 shares of Silver Creek Convertible Series A Preferred Stock ("Silver Creek Series A") in exchange for technology licenses. On August 20, 2010 and December 17, 2010, Silver Creek issued a total of 4,190,000 shares of Silver Creek Series A to other investors in exchange for $4,165,000, net of $25,000 of issuance costs. The Company consolidated Silver Creek on August 20, 2010 as the Company concluded that Silver Creek is a variable interest entity and the Company is the primary beneficiary. The Company has the ability to direct the activities of Silver Creek through its ownership percentage and through the board of director seats controlled by the Company and its related parties and de facto agents. As of December 31, 2010 and 2011, the Company owned 74% of the voting stock of Silver Creek and as of December 31, 2010 and 2011, the Company recorded a non-controlling interest of $1,027,000 and $574,000, respectively, as a component of mezzanine equity on the Company's consolidated balance sheets based on the terms of the Silver Creek Series A.

        As of December 31, 2010, the Company consolidated Silver Creek total assets and total liabilities of $3,976,000 and $61,000, respectively. As of December 31, 2011, the Company consolidated Silver Creek total assets and total liabilities of $2,302,000 and $39,000, respectively.

        As of December 31, 2010 and 2011, employees and directors of the Company owned approximately 7% of Silver Creek Series A.

Merrimack Pharmaceuticals (Bermuda) Ltd.

        Merrimack Pharmaceuticals (Bermuda) Ltd. was incorporated in Bermuda during 2011, is wholly-owned by the Company and holds certain intellectual property rights with respect to MM-398.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

8. Goodwill and intangible assets, net

        Changes in the carrying value of goodwill, IPR&D and intangible assets for the years ended December 31, 2009, 2010 and 2011 were as follows:

(in thousands)	Intangible assets	IPR&D	Goodwill
Balance, December 31, 2008	$—	$—	$—
Acquisition of Hermes	3,200	7,010	3,605
Amortization	(75)	—	—

Balance, December 31, 2009	3,125	7,010	3,605
Amortization	(320)	—	—

Balance, December 31, 2010	2,805	7,010	3,605
Amortization	(320)	—	—

Balance, December 31, 2011	$2,485	$7,010	$3,605

        Definite-lived intangible assets subject to amortization consist of core technology acquired from Hermes. The Company commenced amortization of these assets as of the Acquisition Date on a straight-line basis over a period of ten years, which is the estimated useful life of this technology. Amortization expense is expected to be as follows for the next five-year period:

Year Ended December 31,	(in thousands)
2012	$320
2013	320
2014	320
2015	320
2016	320

        Indefinite-lived intangible assets not subject to amortization consist of IPR&D acquired from Hermes. As of December 31, 2010 and 2011, the Company had not commenced amortization of IPR&D as it has not yet reached technological feasibility and has no alternative future use; accordingly, the full value of the IPR&D recorded at the Acquisition Date remained recorded as of December 31, 2010 and 2011.

9. Cash equivalents

        The Company's investment portfolio consists of investments classified as cash equivalents. All highly liquid investments with an original maturity of three months or less when purchased are considered to be cash equivalents. All cash equivalents are carried at cost, which approximates fair value. Cash equivalents included in cash and cash equivalents were $15,500,000 and $35,076,000 as of December 31, 2010 and 2011, respectively.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

10. Property and equipment, net

        Property and equipment consisted of the following:

	December 31,
(in thousands)	2010	2011
Lab equipment	$9,221	$11,757
IT equipment	1,301	2,204
Leasehold improvements	7,564	7,698
Furniture and fixtures	314	329
Construction in process	182	348

	18,582	22,336
Less: Accumulated depreciation and amortization	(11,124)	(16,130)

	$7,458	$6,206

        Depreciation expense was $2,680,000, $4,059,000 and $5,006,000 for the years ended December 31, 2009, 2010 and 2011, respectively.

        During 2010, the Company disposed of fixed assets of $106,000 with accumulated depreciation of $106,000. During 2010, the Company sold fully depreciated fixed assets of $26,000, resulting in a gain on disposal. During 2009, the Company disposed of fixed assets of $658,000 with accumulated depreciation of $626,000. This resulted in a loss on disposal of $32,000. No fixed assets were disposed of or sold during the year ended December 31, 2011.

        In August 2004, the Company entered into an equipment financing agreement with a leasing company. The agreement involved the sale of some of the Company's fixed assets to and the leasing of those assets back from the leasing company. The Company's option to draw further on this lease facility expired during 2008. Property and equipment under capital leases as of December 31, 2010 and 2011 was $2,669,000 and $4,114,000, respectively. For the years ended December 31, 2009, 2010 and 2011, depreciation of property and equipment under capital lease totaled $1,067,000, $409,000 and $26,000, respectively.

11. Accrued expenses

        Accrued expenses as of December 31, 2010 and 2011 consisted of the following:

	December 31,
(in thousands)	2010	2011
Goods and services	$4,395	$9,189
Payroll and related benefits	2,861	3,666

Total accrued expenses	$7,256	$12,855

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

12. Convertible preferred stock

        The following is a summary of the Company's convertible and nonconvertible redeemable preferred stock:

(in thousands, except per share amounts)	Shares authorized	Shares issued and outstanding	Carrying value	Liquidation preference (per share)	Conversion price (per share)
As of December 31, 2009
Series A	86	—	$—	$—	$—
Series B	6,000	3,874	14,046	4.40	2.85
Series C	15,100	14,417	24,429	1.89	1.89
Series D	11,500	8,086	28,267	3.50	3.50
Series E	15,000	14,991	64,531	4.50	4.50

	47,686	41,368	$131,273

As of December 31, 2010
Series B	6,000	3,874	$14,046	$4.40	$2.85
Series C	15,100	14,421	24,440	1.89	1.89
Series D	11,500	8,086	28,267	3.50	3.50
Series E	15,000	14,991	64,531	4.50	4.50
Series F	15,680	11,776	59,973	5.10	5.10

	63,280	53,148	$191,257

As of December 31, 2011
Series B	6,000	3,874	$14,046	$4.40	$2.85
Series C	15,100	14,424	24,459	1.89	1.89
Series D	11,500	8,086	28,267	3.50	3.50
Series E	15,000	14,991	64,531	4.50	4.50
Series F	15,680	11,776	59,973	5.10	5.10
Series G	11,000	11,000	76,949	7.00	7.00

	74,280	64,151	$268,225

        During 2010, the Company amended its articles of organization to remove Series A nonconvertible redeemable preferred stock and as a result, as of December 31, 2010, Series A was no longer authorized.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

12. Convertible preferred stock (Continued)

        The following is the carrying value activity of convertible preferred stock for the years ended December 31, 2009, 2010 and 2011:

	Convertible preferred stock
(in thousands)	Series B convertible preferred stock amount	Series C convertible preferred stock amount	Series D convertible preferred stock amount	Series E convertible preferred stock amount	Series F convertible preferred stock amount	Series G convertible preferred stock amount	Total
Balance at December 31, 2008	$14,046	$25,895	$28,267	$64,531	$—	$—	$132,739
Return of Series C stock as result of license agreement	—	(1,469)	—	—	—	—	(1,469)
Issuance of Series C stock as result of warrant exercises	—	3	—	—	—	—	3

Balance at December 31, 2009	14,046	24,429	28,267	64,531	—	—	131,273
Issuance of Series F stock	—	—	—	—	59,973	—	59,973
Issuance of Series C stock as result of warrant exercises	—	11	—	—	—	—	11

Balance at December 31, 2010	14,046	24,440	28,267	64,531	59,973	—	191,257
Issuance of Series C stock as result of warrant exercises	—	19	—	—	—	—	19
Issuance of Series G stock	—	—	—	—	—	76,949	76,949
Balance at December 31, 2011	$14,046	$24,459	$28,267	$64,531	$59,973	$76,949	$268,225

        The following is the issued and outstanding share activity of the Company's convertible preferred stock for the years ended December 31, 2009, 2010 and 2011:

	Convertible preferred stock
(in thousands)	Series B convertible preferred stock shares	Series C convertible preferred stock shares	Series D convertible preferred stock shares	Series E convertible preferred stock shares	Series F convertible preferred stock shares	Series G convertible preferred stock shares	Total
Balance at December 31, 2008	3,874	15,077	8,086	14,991	—	—	42,028
Return of Series C stock as result of license agreement	—	(662)	—	—	—	—	(662)
Issuance of Series C stock as result of warrant exercises	—	2	—	—	—	—	2

Balance at December 31, 2009	3,874	14,417	8,086	14,991	—	—	41,368
Issuance of Series F stock	—	—	—	—	11,776	—	11,776
Issuance of Series C stock as result of warrant exercises	—	4	—	—	—	—	4

Balance at December 31, 2010	3,874	14,421	8,086	14,991	11,776	—	53,148
Issuance of Series C stock as result of warrant exercises	—	3	—	—	—	—	3
Issuance of Series G stock	—	—	—	—	—	11,000	11,000
Balance at December 31, 2011	3,874	14,424	8,086	14,991	11,776	11,000	64,151

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

12. Convertible preferred stock (Continued)

        The rights and preferences at December 31, 2011 of the Series B, Series C, Series D, Series E, Series F and Series G (collectively, the "Preferred Stock") are as follows:

Voting rights

        Series B, Series C, Series D, Series E, Series F and Series G stockholders are entitled to vote together with all other classes and series of stock as a single class on all matters and are entitled to the number of votes equal to the number of shares of common stock into which each share of Preferred Stock is then convertible.

Dividends

        Shares of Series B, Series C, Series D, Series E, Series F and Series G accrue cumulative dividends at the annual rate of 4% of the respective purchase prices of each series, up to a maximum of 25% of the respective purchase prices, as provided in the Company's Restated Certificate of Incorporation (the "Accrued Dividends"). The Accrued Dividends are payable only upon an actual liquidation, dissolution or winding-up of the Company, a Deemed Liquidation (as defined in the Company's Restated Certificate of Incorporation), or as to the Series B, a conversion of the Series B into common stock. No dividends shall be declared, paid or set aside on any other series or class of capital stock unless a comparable dividend is declared, paid or set aside for each share of Preferred Stock on an as-converted basis. As of December 31, 2011, no dividends have been declared or paid by the Company.

Liquidation preference

        In the event of an actual liquidation, dissolution or winding-up of the Company, the holders of the Preferred Stock shall be entitled to elect to convert their respective shares and/or any Accrued Dividends into common stock or receive a payment out of the assets of the Company available for distribution to its stockholders and prior to any distributions to the holders of common stock, in the amount of $4.40 per share of Series B plus applicable, unpaid Accrued Dividends (the "Series B Liquidation Preference") in the case of Series B, $1.89 per share of Series C plus applicable, unpaid Accrued Dividends (the "Series C Liquidation Preference") in the case of Series C, $3.50 per share of Series D plus applicable, unpaid Accrued Dividends (the "Series D Liquidation Preference") in the case of Series D, $4.50 per share of Series E plus applicable, unpaid Accrued Dividends (the "Series E Liquidation Preference") in the case of Series E, $5.10 per share of Series F plus applicable, unpaid Accrued Dividends (the "Series F Liquidation Preference") in the case of Series F and $7.00 per share of Series G plus applicable, unpaid Accrued Dividends (the "Series G Liquidation Preference") in the case of Series G.

        Unless the holders of at least two thirds of the outstanding shares of Series B, Series C, Series D, Series E, Series F and Series G each vote (as a separate class) that such events shall not be a deemed liquidation, upon the occurrence of (i) a consolidation of the Company with, or merger of the Company with or into, another business organization, other than a merger with an affiliate of the Company or a merger in which the Company is the surviving Company and the stockholders of the Company prior to such merger continue to hold a majority of the voting power, or (ii) the sale of all or substantially all of the Company 's business assets (a "Deemed Liquidation"), the holders of shares of Preferred Stock will be entitled to either elect (A) to convert the shares of Preferred Stock and/or any Accrued Dividends into common stock or (B) to receive, prior to any distribution to holders of

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

12. Convertible preferred stock (Continued)

common stock, a liquidation preference less the amount of any Accrued Dividends converted into common stock; provided that the aggregate amount received by the holders of Series B, Series C, Series D, Series E, Series F and Series G for each share of Series B, Series C, Series D, Series E, Series F and Series G shall not exceed 125% of the Series B, Series C, Series D, Series E, Series F and Series G purchase price (each as defined in the Company's Restated Certificate of Incorporation), as applicable. After payment of Series B Liquidation Preference, Series C Liquidation Preference, Series D Liquidation Preference, Series E Liquidation Preference, Series F Liquidation Preference and Series G Liquidation Preference, the holders of common stock shall be entitled to receive the remaining assets of the Company available for distributions.

Conversion

        Each share of the Preferred Stock is convertible at the option of the holder into common stock of the Company based on a defined conversion ratio, adjustable for certain standard antidilution adjustments. At December 31, 2010 and 2011, the conversion prices for shares of Series B, Series C, Series D, Series E, Series F and Series G were $2.85, $1.89, $3.50, $4.50, $5.10 and $7.00, respectively. If at any time the Company effects a firm commitment underwritten initial public offering for shares of common stock with a per share offering price equal to or greater than the greater of $4.40 or 250% of the Series C conversion price, which results in aggregate gross proceeds to the Company of at least $50 million, then all outstanding shares of the Preferred Stock automatically convert to shares of common stock, with Accrued Dividends of approximately $4,263,000 on the Series B paid in cash.

13. Series F amount

        During 2010, management determined that the Company may not have obtained all of the stockholder approvals required with respect to the Restated Articles of Organization that it filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts (the "Massachusetts Secretary") on November 2, 2007 (the "2007 Restated Articles"). Among other changes, the 2007 Restated Articles were intended to authorize the 11,776,000 shares of Series F Convertible Preferred Stock (the "Series F") that the Company agreed to issue to purchasers in 2007 and 2008. In addition, the Company filed Articles of Amendment to the 2007 Restated Articles with the Massachusetts Secretary on November 5, 2009 (the "2009 Amendment") that the Company believes were ineffective as a result of the failure to obtain the requisite stockholder approvals for the 2007 Restated Articles. As a result, the Series F was not legally issued preferred stock, but rather an unsettled obligation to issue Series F.

        In order to properly authorize and issue the Series F, in July and August 2010, the board of directors and stockholders of the Company, respectively, approved new Restated Articles of Organization (the "2010 Restated Articles") that provided for the amendments contemplated by the 2007 Restated Articles and the 2009 Amendment. In order to provide the purchasers with shares of Series F having the economic benefit of the accruing dividends to which they would have been entitled had the Series F been properly authorized and issued as originally intended, the 2010 Restated Articles authorized the Series F in sub-series, with each sub-series corresponding to a closing date in 2007 or 2008. The preferences, limitations and relative rights of the shares of each sub-series of Series F authorized by the 2010 Restated Articles are the same as to the preferences, limitations and relative rights of the shares of Series F intended to be authorized by the 2007 Restated Articles and the 2009 Amendment. The 2010 Restated Articles were filed with the Massachusetts Secretary of State on October 6, 2010.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

13. Series F amount (Continued)

        Following the filing of the 2010 Restated Articles, the Company entered into an Exchange Agreement with each individual and entity that originally agreed to purchase shares of Series F in 2007 or 2008. Pursuant to the Exchange Agreements, the Company agreed to exchange the rights to receive the shares of Series F that it had agreed to issue in 2007 and 2008 for the same number of shares of the applicable sub-series of Series F authorized by the 2010 Restated Articles. Such exchanges were completed on October 6, 2010.

        The Company recorded imputed noncash interest expense for financial reporting purposes of $4,805,000, $3,673,000 and $0 for the years ended December 31, 2009, 2010 and 2011, respectively, due to the delayed delivery of Series F. Upon completion of the exchanges of Series F on October 6, 2010, the Company issued 11,776,000 shares of Series F. The Series F amount was relieved and the initial investment of $5.10 per share was recorded as convertible preferred stock and the accrued noncash interest expense of $12,974,000 was recorded as additional paid-in capital during the fourth quarter of 2010.

14. Stock warrants

        The following is a description of the common stock warrant activity of the Company:

(in thousands, except per share amounts)	Warrants for the purchase of common stock	Weighted average exercise price
Balance—December 31, 2008	2,937	$2.35

Balance—December 31, 2009	2,937	2.35

Balance—December 31, 2010	2,937	2.93
Expired	(1)	2.47
Exercised	(296)	2.46

Balance—December 31, 2011	2,640	$2.98

        During the third quarter of 2010, 2,596,000 warrants held by a related party stockholder were modified to extend the expiration dates by 4 years and increase the exercise prices from $2.12 and $2.47 to $3.00 per share. The modification was valued using a Black-Scholes option valuation model and the Company accounted for the $1,803,000 of incremental value within additional paid-in capital.

        During the fourth quarter of 2011, warrants to purchase 290,000 shares of common stock were exercised, and as a result, the Company received $716,000 in proceeds and issued 290,000 shares of common stock. In addition, warrants to purchase 6,000 shares of common stock were cashless exercised and 4,000 shares of common stock were issued. Warrants to purchase 1,000 shares of common stock expired in the fourth quarter of 2011.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

14. Stock warrants (Continued)

        The following is a description of the preferred stock warrant activity of the Company:

	Warrants for the purchase of preferred stock
(in thousands, except per share amounts)	Series C	Weighted average exercise price	Series D	Weighted average exercise price
Balance, December 31, 2008	21	$1.89	302	$3.50
Exercised	(6)	1.89	—	—

Balance, December 31, 2009	15	1.89	302	3.50
Exercised	(11)	1.89	—	—

Balance, December 31, 2010	4	1.89	302	3.50
Exercised	(4)	1.89	—	—

Balance, December 31, 2011	—	—	302	$3.50

15. Common stock

        As of December 31, 2010 and 2011, the Company had 125.0 million shares and 138.5 million shares, respectively, of $0.01 par common stock authorized. During the fourth quarter of 2010, the Company changed the par value of its common stock from no par to $0.01 par and recognized a $17,547,000 reduction to common stock and a corresponding increase to additional paid-in capital. There were 11,073,000 and 11,834,000 common shares issued and outstanding as of December 31, 2010 and 2011, respectively. The shares reserved for future issuance as of December 31, 2010 and 2011 consisted of the following:

(in thousands)	December 31, 2010	December 31, 2011
Conversion of Series B, Series C, Series D, Series E, Series F and Series G preferred stock	55,253	66,256
Preferred stock warrants	306	302
Common stock warrants	2,937	2,640
Contingent consideration	400	—
1999 Stock Option Plan and 2008 Stock Incentive Plan	16,214	17,617

	75,110	86,815

16. Stock-based compensation

        Prior to 2008, the Company granted equity awards to employees, officers and consultants under the 1999 Stock Option Plan (the "1999 Plan"). In 2008, the Company adopted the 2008 Stock Incentive Plan (the "2008 Plan") for employees, officers, directors, consultants and advisors and decided that no additional shares of common stock would be issued under the 1999 Plan. The 2008 Plan, which is administered by the Board of Directors of the Company, permitted the Company to grant incentive and nonqualified stock options, restricted stock, restricted stock units and other stock-based awards, up to a

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

16. Stock-based compensation (Continued)

maximum of 12.4 million shares. In 2009 and 2011, the Board of Directors and Stockholders of the Company amended the 2008 Plan to increase the number of shares that may be issued under the plan by 4.7 million and 2.5 million, respectively, up to a maximum of 19.6 million shares. Awards typically vest over three years for employees and immediately for directors, at the discretion of the Board of Directors, and options typically have a maximum term of ten years. As of December 31, 2010 and 2011, there were 201,000 and 830,000 shares, respectively, available to be issued under the 2008 Plan.

        In 2009, as allowed under the 2008 Plan, the Board of Directors of the Company voted to lower the exercise prices of certain outstanding stock options held by nonexecutive employees which had exercise prices greater than the fair market value of the underlying common stock. As a result, options to purchase 1.9 million shares of common stock with exercise prices greater than $2.12 per share were amended to reflect the new exercise price of $2.12 per share. Share-based compensation recognized as a result of this amendment was $59,000, $103,000 and $20,000 for the years ended December 31, 2009, 2010 and 2011, respectively.

        During 2009, 2010 and 2011, the Company issued options to purchase 4.2 million, 2.9 million and 2.3 million shares of common stock, respectively, to its directors and employees. These options generally vest over a three-year period for employees and immediately for directors.

        During 2009, 2010 and 2011, the Company granted options to purchase 85,000, 40,000 and 83,000 shares of common stock, respectively, to nonemployees. The assumptions used to determine the fair value of options granted to nonemployees were consistent with those used for employee grants.

        The Company recognized stock-based compensation expense as follows:

	Year ended December 31,
(in thousands)	2009	2010	2011
Employee awards:
Research and development	$1,941	$2,787	$3,597
General and administrative	1,314	1,706	2,875

Stock-based compensation for employee awards	3,255	4,493	6,472
Stock-based compensation for nonemployee awards	49	58	480

Total stock-based compensation	$3,304	$4,551	$6,952

        The fair value of options granted in 2009, 2010 and 2011 were estimated at the date of grant using the following assumptions:

	Year ended December 31,
	2009	2010	2011
Risk-free interest rate	2.4 - 3.2%	1.7 - 2.8%	1.3 - 2.5%
Expected dividend yield	0%	0%	0%
Expected term	5 - 5.9 years	5 - 5.9 years	5 - 5.9 years
Expected volatility	69 - 76%	73 - 77%	71 - 73%

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

16. Stock-based compensation (Continued)

        The Company uses the simplified method to calculate the expected term as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term. The computation of expected volatility is based on the historical volatility of comparable companies from a representative peer group selected based on industry and market capitalization. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected life of the stock options. Management estimates expected forfeitures based on historical experience and recognizes compensation costs only for those equity awards expected to vest.

        The following table summarizes stock option activity, including options issued to nonemployees:

(in thousands, except per share amounts)	Number of shares	Weighted average exercise price	Aggregate intrinsic value
Outstanding, December 31, 2008	11,483	$2.06	$(2,858)

Granted	4,239	2.08
Exercised	(430)	0.99
Forfeited	(632)	2.20

Outstanding, December 31, 2009	14,660	$2.02	$1,492

Granted	2,984	2.52
Exercised	(205)	1.44
Forfeited	(1,225)	2.26

Outstanding, December 31, 2010	16,214	$2.10	$9,628

Granted	2,350	5.73
Exercised	(467)	2.20
Forfeited	(480)	2.45

Outstanding, December 31, 2011	17,617	$2.56	$74,329

Exercisable, December 31, 2011	13,571	$2.18	$62,411
Vested and expected to vest, December 31, 2011	17,326	$2.53	$73,636

        The aggregate intrinsic value was calculated as the difference between the exercise price of the stock options and the fair value of the underlying common stock as of the respective balance sheet date. The aggregate intrinsic value of options exercised in 2009, 2010 and 2011 was $226,000, $145,000 and $1,392,000, respectively.

        As of December 31, 2011, there was $9,142,000 of total unrecognized compensation cost related to nonvested stock awards. As of December 31, 2011, the Company expects to recognize those costs over weighted average periods of approximately 1.7 years.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

16. Stock-based compensation (Continued)

        The following table summarizes information including the range of exercise prices for stock options outstanding and exercisable at December 31, 2011:

	Options outstanding			Options exercisable
Exercise Price	Number of shares (in thousands)	Weighted average remaining contractual life (years)	Weighted average exercise price	Number of shares exercisable (in thousands)	Weighted average remaining contractual life (years)	Weighted average exercise price
$1.25	1,380	2.74	$1.25	1,380	2.74	$1.25
1.71	1,425	3.66	1.71	1,425	3.66	1.71
1.81	2,361	6.81	1.81	2,322	6.80	1.81
2.12	5,918	7.30	2.12	4,719	7.13	2.12
2.19	535	0.87	2.19	535	0.87	2.19
2.47	640	4.68	2.47	640	4.68	2.47
2.59	1,036	5.76	2.59	1,036	5.76	2.59
2.69	1,998	8.71	2.69	911	8.58	2.69
5.54	1.942	9.33	5.54	600	9.33	5.54
6.37	67	9.58	6.37	3	9.58	6.37
6.78	315	9.84	6.78	—	—	0.00

	17,617	6.64	2.56	13,571	5.99	2.18

Vested and expected to vest	17,326	6.60	2.53

17. Income taxes

        As a result of losses incurred, the Company did not provide for any income taxes in the years ended December 31, 2009, 2010 and 2011. A reconciliation of the Company's effective tax rate to the statutory federal income tax rate is as follows:

	Year ended December 31,
	2009	2010	2011
Federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of Federal benefit	2.5	4.6	4.2
Permanent differences	(3.2)	(2.6)	(0.4)
Stock compensation	(2.0)	(2.9)	(1.2)
Change in valuation allowance	(30.3)	(39.2)	(36.3)
Tax credits	4.5	5.1	3.9
Foreign rate differentials	—	—	(4.4)
Other	—	—	(0.8)

	6.5%	—%	—%

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

17. Income taxes (Continued)

        Temporary differences that give rise to significant net deferred tax assets as of December 31, 2010 and 2011 are as follows:

(in thousands)	2010	2011
Deferred tax assets
Net operating losses	$34,035	$40,633
Capitalized research and development expenses	36,865	47,640
Credit carryforwards	10,262	13,380
Depreciation	1,080	2,337
Deferred compensation	1,603	4,450
Deferred revenue	22,495	26,462
Accrued expenses	608	676
Other	886	922

Total gross deferred tax asset	107,834	136,500
Intangible assets	(3,953)	(3,817)
Valuation allowance	(103,881)	(132,683)

Net deferred taxes	$—	$—

        As of December 31, 2011, the Company had federal and state net operating loss ("NOL") carryforwards of $108.3 million and $65.7 million, respectively, which began to expire in 2012. As of December 31, 2011, the Company had federal and state research and development ("R&D") and investment tax credit carryforwards of $11.1 million and $3.5 million, respectively, which began to expire in 2012. Management has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss carryforwards. Management has determined that it is more likely than not that the Company will not recognize the benefits of federal and state deferred tax assets and, as a result, a valuation allowance of $103.9 million and $132.7 million have been established at December 31, 2010 and 2011, respectively.

        At December 31, 2011, $1.6 million of federal and state net operating loss carryforwards relate to deductions for stock option compensation for which the associated tax benefit will be credited to additional paid-in capital when realized. This amount is tracked separately and not included in the Company's deferred tax assets.

        Additionally, the future utilization of the Company's NOL and R&D credit carryforwards to offset future taxable income may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code due to ownership changes that have occurred previously or that could occur in the future. Ownership changes, as defined in Section 382 of the Internal Revenue Code, may have limited the amount of net operating loss carryforwards and research and development credit carryforwards that the Company can use each year to offset future taxable income and taxes payable. Subsequent ownership changes could impose additional limitations. The Company has not performed a complete 382 study. Any limitation to all or a portion of the NOL or R&D credit carryforwards, before they can be utilized, would reduce the Company's gross deferred tax asset.

        The Company adopted the provisions of ASC 740-10, Accounting for Uncertainty in Income Taxes—an interpretation of ASC 740, on January 1, 2007. ASC 740-10 clarifies the accounting for uncertainty in

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

17. Income taxes (Continued)

income taxes recognized in an enterprise's financial statements in accordance with ASC 740, Income Taxes, and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company concluded that there are no significant uncertain tax positions requiring recognition in the consolidated financial statements. The Company's evaluation was performed for the tax years ended December 31, 2008 through 2011, the tax years which remain subject to examination by major tax jurisdictions as of December 31, 2011. However, to the extent the Company utilizes net operating losses from years prior to 2008, the statute remains open to the extent of the net operating losses utilized.

        The change in the valuation allowance against the deferred tax assets in the years ended December 31, 2009, 2010 and 2011 was as follows:

(in thousands)	Balance at beginning of period	Additions	Deductions	Balance at end of period
December 31, 2009	$67,011	17,811	(3,402)	$81,420
December 31, 2010	$81,420	22,461	—	$103,881
December 31, 2011	$103,881	28,802	—	$132,683

        As a result of the acquisition of Hermes during 2009, the Company recognized a portion of its valuation allowance. The Company recorded intangible assets and IPR&D for which there is no tax basis. As a result, the Company recorded a net deferred tax liability in connection with the acquisition. The net deferred tax liability was offset with deferred tax assets previously recorded by the Company which resulted in a reduction in the valuation allowance. The decrease in the valuation allowance resulted in a $3,402,000 income tax benefit for the year ended December 31, 2009.

        In January 2010, the Massachusetts Life Sciences Center ("MLSC"), an independent agency of The Commonwealth of Massachusetts, awarded the Company $1,500,000 of tax incentives under its Life Sciences Tax Incentive Program. These incentives allowed the Company to monetize approximately $1,350,000 of state research and development tax credits. The Company received this monetization in 2010. In exchange for these incentives, the Company pledged to hire 50 employees in 2010 and retain these employees until at least December 31, 2014. Failure to do so could result in repayment of incentives. The Company deferred and is amortizing the benefit of this monetization on a straight-line basis over the 5 year performance period. For both the years ended December 31, 2010 and 2011, the Company recognized $270,000 of benefit in other income.

        In October 2010, the Company received grants totaling $2,445,000 under the Federal Qualifying Therapeutic Discovery Projects program as provided for under section 48D of the Internal Revenue Code, enacted as part of the Patient Protection and Affordable Care Act of 2010. The Company received $1,941,000 during 2010 and $504,000 during the first quarter of 2011 related to these grants. For the year ended December 31, 2010, the Company recognized $2,445,000 as other income related to these grants.

        In January 2011, the MLSC awarded the Company $1,347,000 of tax incentives under its Life Sciences Tax Incentive Program. These incentives allowed the Company to monetize approximately $1,212,000 of state research and development tax credits. The Company received this monetization in

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

17. Income taxes (Continued)

the second quarter of 2011. In exchange for these incentives, the Company has pledged to hire 50 employees in 2011 and retain these employees until at least December 31, 2015. Failure to do so could result in repayment of incentives. As of December 31, 2011, the Company has not yet recognized any benefit associated with these tax incentives.

18. Commitments and contingencies

Operating leases

        The Company leases its office, laboratory and manufacturing space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was $2,082,000, $2,846,000 and $3,235,000 for the years ended December 31, 2009, 2010 and 2011, respectively.

        Future minimum lease payments under noncancelable operating leases at December 31, 2011 are as follows:

Year ended December 31,	(in thousands)
2012	2,899
2013	1,879
2014	1,433
2015	482

        During 2008, the Company expanded its existing facility and amended its office, laboratory and manufacturing space operating lease. As part of this amendment, the landlord agreed to reimburse the Company for a portion of tenant improvements made to the facility. During 2009, the Company received $786,000 from the landlord. In January and June 2010, the Company entered into lease amendments to further expand its office, laboratory and manufacturing space. These lease amendments are co-terminous with the Company's existing facility lease which expires in April 2012. As part of these amendments, the landlord agreed to reimburse the Company for a portion of tenant improvements made to the facility. During 2010, the Company received $217,000 from the landlord. These amounts were recorded in deferred lease benefits on the Company's balance sheets and are being amortized over the term of the lease as reductions to rent expense. On March 31, 2011, the Company amended its existing office, laboratory and manufacturing lease to extend the term on a portion of its leased space until April 2015 and extend the term on the remainder of leased space until April 2013 with options to extend until April 2015. As part of this amendment, the landlord agreed to reimburse the Company for a portion of tenant improvements made to the facility, up to a total of $381,000. As of December 31, 2011, the Company had received reimbursement of $52,000 from the landlord.

Capital leases

        In August 2004, the Company entered into an agreement with a leasing company under which the Company was authorized to borrow up to $1.4 million of noncourse debt through sale/lease-back and loan structured transactions which were collateralized by equipment. In January 2006, the agreement was amended increasing the Company's total borrowing capacity to $4.5 million. Each lease is to be repaid over a four year period. The interest rate was established based on a percentage above treasury interest rates. Borrowings made under this agreement were $675,000 for the year ended December 31, 2008. The Company's option to draw further on this lease facility expired during 2008.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

18. Commitments and contingencies (Continued)

        Future minimum lease payments under noncancelable capital leases at December 31, 2011 are as follows:

Year ended December 31,	(in thousands)
2012	49
Less interest	1

Present value of minimum lease payments	48
Less current portion of capital lease obligations	48

Capital lease obligations, net of current portion	$—

Contingencies

Contractual matter

        The Company manufactures MM-121 under a license and collaboration agreement with Sanofi. Under this agreement, Sanofi reimburses the Company for direct costs incurred in manufacturing. During 2009 and 2010, the Company utilized a third party contractor to perform fill-finish manufacturing services. This third party contractor experienced FDA inspection issues with its quality control process that resulted in a formal warning letter from the FDA. Following a review by Sanofi and the Company, some MM-121 was pulled from clinical trial sites and replaced with MM-121 that was filled by a different contractor. Sanofi has requested that the Company assume financial responsibility for the MM-121 material that was pulled from clinical trial sites. The Company has disputed Sanofi's request and is currently following the dispute resolution provisions of the license and collaboration agreement. If the executive officers appointed by Sanofi and the Company are unable to resolve the request, then Sanofi may request that the Company submit the matter to binding arbitration. In the event that binding arbitration is pursued and the Company is found financially responsible for the MM-121 material that was pulled from clinical trial sites, the Company may be required to reimburse Sanofi. The arbitration process is inherently uncertain, and the Company cannot guarantee that the outcome of arbitration, if it were to occur, would be favorable for the Company. The Company does not believe that a loss related to this matter is probable. Accordingly, no accrual related to this matter has been recorded as of December 31, 2011. The Company estimates that the potential payment range for this reimbursement may be between $0 and $4.8 million. Based on the revenue recognition model for manufacturing services under the license and collaboration agreement, the Company estimates that a potential reimbursement of between $0 and $4.8 million would result in a reduction of revenue of between $0 and $0.9 million in the accompanying consolidated statement of operations in the period.

19. Retirement plan

        On May 31, 2002, the Company established a 401(k) defined contribution savings plan for its employees who meet certain service period and age requirements. Contributions are permitted up to the maximum allowed under the Internal Revenue Code of each covered employee's salary. The savings plan permits the Company to contribute at its discretion. For the years ended December 31, 2009, 2010 and 2011, the Company made contributions of $270,000, $380,000 and $487,000, respectively, to the plan.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

20. Selected quarterly financial data (unaudited)

        The following table contains quarterly financial information for 2010 and 2011. The Company believes that the following information reflects all normal recurring adjustments necessary for a fair statement of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
2010
Research and development revenues	$3,969	$4,294	$5,733	$6,309
Total operating expenses	15,868	16,345	18,239	19,029
Net loss	(13,064)	(13,249)	(13,715)	(10,131)
Net loss attributable to Merrimack Pharmaceuticals, Inc.	(13,064)	(13,249)	(13,696)	(10,095)
Net loss per share available to common stockholders—basic and diluted	$(1.31)	$(1.30)	$(1.33)	$(1.63)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(in thousands, except per share data)
2011
Research and development revenues	$6,461	$6,595	$8,582	$12,577
Total operating expenses	21,102	36,019	27,219	30,744
Net loss	(13,535)	(29,196)	(18,724)	(18,221)
Net loss attributable to Merrimack Pharmaceuticals, Inc.	(13,457)	(29,051)	(18,599)	(18,116)
Net loss per share available to common stockholders—basic and diluted	$(1.34)	$(2.76)	$(1.81)	$(1.76)

21. Subsequent events

        During the first quarter of 2012, the Company triggered a milestone payment of $5.0 million, which is payable under the collaboration agreement with PharmaEngine in connection with dosing the first patient in a Phase 3 clinical trial of MM-398 in pancreatic cancer.

        During the first quarter of 2012, the Company amended its Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 138,500,000 to 200,000,000.

        During the first quarter of 2012, the Company earned a $5.0 million milestone payment under the license and collaboration agreement with Sanofi in connection with dosing the first patient in a proof of concept Phase 2 clincal trial of MM-121 in ovarian cancer.

        During the first quarter of 2012, the Company triggered a payment of $1.5 million, which is payable to a collaborator associated with dosing the first patient in a Phase 1 clinical trial of MM-151 in solid tumors.

        The following four paragraphs are unaudited:

        The $1.5 million payment to a collaborator associated with dosing the first patient in a Phase 1 clinical trial of MM-151 in solid tumors was paid.

Merrimack Pharmaceuticals, Inc.

Notes to consolidated financial statements (Continued)

December 31, 2009, 2010 and 2011

21. Subsequent events (Continued)

        The $5.0 million milestone payment from Sanofi in connection with dosing the first patient in a proof of concept Phase 2 clinical trial of MM-121 in ovarian cancer was received.

        During the first quarter of 2012, the Company paid $400,000 for antibody discovery efforts performed by a third party.

        During the first quarter of 2012, the Company entered into a lease amendment to further expand its office, laboratory and manufacturing space. The amendment leases additional space for a seven year term from the commencement date and increases future minimum lease payments under noncancelable operating leases by approximately $186,000, $375,000, $384,000, $392,000 and $401,000 for the years ended December 31, 2012, 2013, 2014, 2015 and 2016, respectively. As part of this lease amendment, the landlord agreed to reimburse the Company for a portion of tenant improvements made to the facility, up to a total of $464,000.

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  Exhibit 99.1